Vapotherm Reports First Quarter 2021 Financial Results

First Quarter 2021 Revenue of $32.3 Million Reflects 69% Increase Over Prior Year

EXETER, New Hampshire, May 5, 2021 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Vapotherm high velocity therapy® products which are used to treat patients of all ages suffering from respiratory distress, today announced first quarter 2021 financial results.

First Quarter 2021 Summary

•	Revenue for the first quarter of 2021 was $32.3 million, representing a 69% increase over the prior year period
•	Worldwide installed base of Precision Flow Hi-VNI systems grew by 73% compared to the first quarter of 2020
•	Gross margin was 53.1% or 490 basis points higher than gross margin of 48.2% in the first quarter of 2020

“We were pleased with our performance during the first quarter,” said Joe Army, President and CEO of Vapotherm. “We grew our worldwide Installed Base, improved our gross margin by 490 basis points, and reduced our adjusted EBITDA loss to $5.2 million. For the rest of 2021, we will focus on educating our Customers on how to use High Velocity Therapy for hypercapnic Patients experiencing respiratory distress, growing the Installed Base, and launching our next generation technology platform, HVT 2.0.”

Results for the Three Months Ended March 31, 2021

The following table reflects the Company’s net revenue for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$13,454	41.6%	$6,034	31.6%	$7,420	123.0%
Disposables	17,156	53.1%	12,430	65.0%	4,726	38.0%
Service and other	1,698	5.3%	651	3.4%	1,047	160.8%
Total net revenue	$32,308	100.0%	$19,115	100.0%	$13,193	69.0%

Net revenue for the first quarter of 2021 was $32.3 million, a 69% increase over the first quarter of 2020. Total capital equipment revenue, including product and lease revenue, increased 123% over the first quarter of 2020. This increase was primarily due to increased demand for our Precision Flow units worldwide due to the COVID-19 pandemic and increased average selling prices of both capital and disposables in the U.S. Total disposable revenue increased 38% over the first quarter of 2020, primarily driven by an increase in the worldwide installed base of Precision Flow units and increased demand for our products to treat the respiratory distress experienced by many COVID-19 patients in international markets.

Revenue information by geography is summarized as follows:

	Three Months Ended March 31,
	2021		2020		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$22,069	68.3%	$14,341	75.0%	$7,728	53.9%
International	10,239	31.7%	4,774	25.0%	5,465	114.5%
Total net revenue	$32,308	100.0%	$19,115	100.0%	$13,193	69.0%

U.S. and International revenue growth in the first quarter of 2021 was driven by increased worldwide demand for our Precision Flow units due to COVID-19 and an increase in our disposable revenue due to an increase in our worldwide installed base of

Precision Flow units and COVID-19 related demand worldwide. Revenue growth in the U.S. was also driven by an increase in average selling prices of both capital and disposables for the first quarter of 2021 compared to the first quarter of 2020.

Gross profit for the first quarter of 2021 was $17.2 million, an increase of $8.0 million over the first quarter of 2020. Gross margin was 53.1% in the first quarter of 2021 compared to 48.2% in the first quarter of 2020.The gross margin improvement was due to significantly higher revenue and production volume in comparison to the first quarter of 2020, as well as an increase in average selling prices in the U.S. on both capital and disposable sales.

Operating expenses were $26.9 million in the first quarter of 2021, an increase of $5.0 million as compared to $21.9 million in the same period last year. The increase in operating expenses was primarily due to an increase in general and administrative costs due to increased headcount, auditing and compliance costs as well as an increase in research and development expenses due to development costs of our next generation platform, HVT 2.0.

Net loss for the first quarter of 2021 was $10.4 million, or $0.40 per share, compared to $13.8 million, or $0.66 per share, in the first quarter of 2020. Net loss per share was based on 25,796,065 and 20,882,949 weighted average shares outstanding for the first quarter of 2021 and 2020, respectively.

Adjusted EBITDA was negative $5.2 million for the first quarter of 2021 as compared to negative $10.2 million for the first quarter of 2020. The reduction in Adjusted EBITDA loss was primarily due to higher revenue and gross margins.

Cash Position

Cash and cash equivalents were $93.8 million as of March 31, 2021 compared to $113.7 million as of December 31, 2020.

Fiscal 2021 Outlook

The assumptions we made related to our fiscal 2021 outlook remain the same as provided on our fourth quarter earnings call held on February 24, 2021. However, given the impact of COVID-19 in our International markets, we now expect a higher contribution of revenue from the International markets than our historical levels, especially in the second quarter of 2021.

As a reminder, the assumptions we stated in the fourth quarter earnings call were as follows. We continue to believe that, beginning in the second quarter of 2021, there will be very limited budget dollars available for capital equipment and, as a result, we expect capital sales to decrease significantly year over year given the COVID-19 driven demand we experienced in 2020. In addition, our current expectations are that vaccination efforts will be successful and will result in a declining number of COVID-19 cases and hospitalizations over the last three quarters of the year thereby reducing COVID-19 related demand for our disposables as well. Despite this, we expect that disposables will show year over year growth in the U.S due to an increased installed base and greater awareness of our ability to treat the symptoms of respiratory distress in all patients, including those who are hypercapnic. Lastly, given the significant expected year over year decrease in sales and production volumes for the last three quarters of this year, especially related to capital equipment, we expect full year gross margins to decrease year over year before improving next year to levels above 2020.

The Company continues to expect full year revenue to be between $82 million and $88 million, which represents a two-year compound annual growth rate of 33% at the mid-point of this range. We continue to expect full year gross margins of 46% to 48% and full year operating expenses of $97 million to $99 million.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on May 5, 2021 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial (833) 714-0922 for U.S. callers, or +1 (778) 560-2684 for international callers, approximately ten minutes prior to the start time and reference conference code 2178274. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through May 12, 2021 by dialing (800) 585-8367 in the U.S. or +1 (416) 621-4642 outside of the U.S. The replay access code is 2178274.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures and should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.6 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about our future focus on and ability to ensure our installed base of Precision Flow units is productive, grow the installed base and launch our new platform technology, HVT 2.0., and our expected revenue, gross margin and operating expenses for fiscal year 2021. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “continue” “will” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following:

Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products, the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2020, as filed with the Securities and Exchange Commission on February 24, 2021, Vapotherm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the Securities and Exchange Commission on May 5, 2021 and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$93,828	$113,683
Accounts receivable, net	13,659	23,488
Inventories	26,935	19,873
Prepaid expenses and other current assets	6,485	5,041
Total current assets	140,907	162,085
Property and equipment, net	21,667	20,573
Operating lease right-of-use assets	7,835	8,260
Restricted cash	253	1,853
Goodwill	14,009	16,226
Intangible assets, net	5,201	5,694
Other long-term assets	1,166	967
Total assets	$191,038	$215,658
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,049	$4,967
Contract liabilities	1,285	2,977
Accrued expenses and other current liabilities	19,535	34,033
Revolving loan facility, current portion	1,158	-
Total current liabilities	28,027	41,977
Long-term loans payable, net	39,671	39,653
Revolving loan facility, net of current portion	3,731	4,888
Deferred income tax liabilities	9	6
Other long-term liabilities	12,598	15,229
Total liabilities	84,036	101,753
Commitments and contingencies
Stockholders' equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2021 and December 31, 2020	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of March 31, 2021 and December 31, 2020, 25,834,208 and 25,722,984 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	26	26
Additional paid-in capital	434,274	430,781
Accumulated other comprehensive income	52	41
Accumulated deficit	(327,350)	(316,943)
Total stockholders' equity	107,002	113,905
Total liabilities and stockholders’ equity	$191,038	$215,658

Vapotherm, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Net revenue	$32,308	$19,115
Cost of revenue	15,140	9,898
Gross profit	17,168	9,217
Operating expenses
Research and development	4,910	3,362
Sales and marketing	13,900	13,317
General and administrative	8,059	5,251
Total operating expenses	26,869	21,930
Loss from operations	(9,701)	(12,713)
Other (expense) income
Foreign currency gain (loss)	(70)	24
Interest income	29	125
Interest expense	(665)	(1,295)
Other	-	15
Net loss	$(10,407)	$(13,844)
Other comprehensive income (loss):
Foreign currency translation adjustments	11	(71)
Total other comprehensive income (loss)	$11	$(71)
Total comprehensive loss	$(10,396)	$(13,915)

Net loss per share - basic and diluted	$(0.40)	$(0.66)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	25,796,065	20,882,949

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(10,407)	$(13,844)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	2,685	1,447
Depreciation and amortization	1,574	1,097
Provision for bad debts	(156)	101
Provision for inventory valuation	(12)	23
Non-cash lease expense	422	256
Change in fair value of contingent consideration	202	-
Loss on disposal of property and equipment	23	3
Amortization of discount on debt	32	63
Deferred income taxes	3	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	9,987	(3,875)
Inventories	(7,042)	(12)
Prepaid expenses and other assets	(1,651)	33
Accounts payable	870	1,310
Contract liabilities	(1,730)	143
Accrued expenses and other current liabilities	(14,338)	2,789
Operating lease liabilities, current and long-term	(424)	(256)
Net cash used in operating activities	(19,962)	(10,722)
Cash flows from investing activities
Purchases of property and equipment	(2,256)	(1,558)
Net cash used in investing activities	(2,256)	(1,558)
Cash flows from financing activities
Proceeds from short-term line of credit	-	995
Proceeds from exercise of stock options	761	40
Net cash provided by financing activities	761	1,035
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(17)
Net decrease in cash, cash equivalents and restricted cash	(21,455)	(11,262)
Cash, cash equivalents and restricted cash
Beginning of period	115,536	73,507
End of period	$94,081	$62,245
Supplemental disclosures of cash flow information
Interest paid during the period	$639	$1,202
Property and equipment purchases in accounts payable and accrued expenses	$263	$36
Issuance of common stock upon vesting of restricted stock units	$47	$58

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three ended March 31, 2021 and 2020, respectively.

(unaudited)

	Three Months Ended March 31,
	Amount
	2021	2020
	(in thousands)
Net loss	$(10,407)	$(13,844)
Interest expense, net	636	1,170
Depreciation and amortization	1,574	1,097
EBITDA	$(8,197)	$(11,577)
Foreign currency	70	(24)
Change in fair value of contingent consideration	202	-
Stock-based compensation	2,685	1,447
Adjusted EBITDA	$(5,240)	$(10,154)

Supplemental Operating Metrics

	March 31,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Installed Base
United States	20,720	12,715	8,005	63.0%
International	10,109	5,153	4,956	96.2%
Total	30,829	17,868	12,961	72.5%

	Three Months Ended March 31,
	2021	2020	Change
	Amount	Amount	Amount	%
Precision Flow Units Sold and Leased
United States	875	623	252	40.4%
International	1,322	419	903	215.5%
Total	2,197	1,042	1,155	110.8%

Disposable Patient Circuits Sold
United States	110,381	92,591	17,790	19.2%
International	62,539	33,900	28,639	84.5%
Total	172,920	126,491	46,429	36.7%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011